Exhibit 99.1

		News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
703.720.2455	703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: July 17, 2014

Capital One Reports Second Quarter 2014 Net Income of $1.2 billion,

or $2.04 per share

McLean, Va. (July 17, 2014) – Capital One Financial Corporation (NYSE: COF) today announced net income for the second quarter of 2014 of $1.2 billion, or $2.04 per diluted common share, compared to the first quarter of 2014 with net income of $1.2 billion, or $1.96 per diluted common share, and the second quarter of 2013 with net income of $1.1 billion, or $1.85 per diluted common share.

“Capital One posted another quarter of solid growth and profitability, including the return of year-over-year growth in our Domestic Card business, and we continued to return capital to our shareholders as we began to execute our announced $2.5 billion share repurchase program,” said Richard D. Fairbank, Chairman and Chief Executive Officer. “We remain focused on sustaining high returns as we invest to drive future growth and be a leader in digital banking.”

All comparisons below are for the second quarter of 2014 compared with the first quarter of 2014 unless otherwise noted.

Second Quarter 2014 Income Highlights:

•	Total net revenue increased 2 percent to $5.5 billion.

•	Total non-interest expense increased 2 percent to $3.0 billion.

•	Pre-provision earnings increased 2 percent to $2.5 billion.

•	Provision for credit losses decreased 4 percent to $704 million.

Capital One Second Quarter 2014 Earnings

Second Quarter 2014 Balance Sheet Highlights:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.7 percent at June 30, 2014.

•	Net interest margin of 6.55 percent, down 7 basis points.

•	Period-end loans held for investment in the quarter increased $5.6 billion, or 3 percent, to $198.5 billion.

•	Domestic Card period-end loans increased $2.9 billion, or 4 percent, to $71.2 billion.

•	Commercial Banking period-end loans increased $2.1 billion, or 5 percent, to $48.3 billion.

•	Consumer Banking:

•	Auto period-end loans increased $1.7 billion, or 5 percent, to $34.8 billion.

•	Home loans period-end loans decreased $1.4 billion, or 4 percent, to $32.6 billion, driven by run-off of acquired portfolios.

•	Average loans held for investment in the quarter increased $1.3 billion, or less than 1 percent, to $195.0 billion.

•	Domestic Card average loans decreased $434 million, or 1 percent, to $69.4 billion.

•	Commercial Banking average loans increased $1.6 billion, or 3 percent, to $47.0 billion.

•	Consumer Banking:

•	Auto average loans increased $1.6 billion, or 5 percent, to $34.0 billion.

•	Home loans average loans decreased by $1.3 billion, or 4 percent, to $33.3 billion, driven by run-off of acquired portfolios.

•	Period-end total deposits decreased $2.4 billion, or 1 percent, to $205.9 billion, while average deposits increased $473 million, or less than 1 percent, to $206.3 billion.

•	Interest-bearing deposit rate remained flat at 0.60 percent.

Earnings Conference Call Webcast Information

The company will hold an earnings conference call on July 17, 2014, at 5:00 PM, Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us”, then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through July 31, 2014 at 5:00 PM.

Capital One Second Quarter 2014 Earnings

Forward Looking Statements

Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2013.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $205.9 billion in deposits and $298.3 billion in total assets as of June 30, 2014. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has approximately 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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